                                  EXHIBIT 18.1


February 11, 1998



Mr. Douglas H. Miller, CEO
EXCO Resources, Inc.
5735 Pineland Drive, Suite 235
Dallas, Texas   75231


Dear Mr. Miller:

The financial statements of EXCO Resources, Inc. ("EXCO") at December 31, 1997 and for the year then ended included in its 1997 Form 10-K describes a change in the method of accounting for oil and gas properties from the successful efforts to the full cost method.

You have advised us that such change in the method of accounting for oil and gas properties is based on the following factors:

         During the past ten years, EXCO has incurred minimal oil exploration and acquisition costs, has liquidated substantially all its properties and completed "out of court" debt restructurings. Recently there was a change in control of ownership of the Company, and new management was appointed. New management views EXCO as a new company and believes the past operations are insignificant and not relevant to EXCO's future plans.

         You have advised us that you believe that the change in accounting for oil and gas properties is to a preferable method in your circumstances because the full cost method will more appropriately reflect the Company's future operations which will result from the significant management changes at EXCO. Further, new management does not believe that the use of the successful efforts method of accounting is appropriate for a small to medium size acquisition, development and exploitation company in that such method, in these circumstances, does not fairly present the Company's financial condition or results of operations.

There are no authoritative criteria for determining a preferable accounting method for oil and gas properties based on the particular circumstances; however, we conclude that the change in the method of accounting for oil and gas properties is to an acceptable alternative method which, bases on your business judgment to make this change for the reasons cited above, is preferable in your circumstances.


                                             Very truly yours,



                                             /s/ ERNST & YOUNG LLP
                                             -------------------------
                                             ERNST & YOUNG LLP